Exhibit 5.1

[PILLSBURY WINTHROP SHAW PITTMAN LLP GRAPHIC APPEARS HERE]	2300 N Street, N.W.	Tel 202.663.8000
	Washington, D.C. 20037-1128	Fax 202.663.8007
www.pillsburylaw.com

November 30, 2005

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Re:	Federal Realty Investment Trust

Registration Statement on Form S-3

Underwritten Public Offering of $125,000,000 5.65% Notes due 2016

Ladies and Gentlemen:

We have acted as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a prospectus supplement dated November 29, 2005 (the “Prospectus Supplement”) to the prospectus dated May 9, 2003 (the “Base Prospectus”) contained in the registration statement on Form S-3 (File No. 333-100819) (the “Registration Statement”), which was declared effective on November 6, 2002. The Base Prospectus and the Prospectus Supplement are together referred to herein as the “Prospectus.” The Prospectus related to the issuance and sale by the Company of $125,000,000 aggregate principal amount of its 5.65% Notes due 2016 (the “Notes”), pursuant to the Underwriting Agreement dated November 29, 2005 between the Company and the Underwriters (as defined below) (the “Underwriting Agreement”) and the related Pricing Agreement dated November 29, 2005 between the Company and the Underwriters (the “Pricing Agreement”), to the firms named in Schedule I to the Pricing Agreement (the “Underwriters”). The Notes will be offered and sold pursuant to an Indenture (the “Indenture”) dated as of September 1, 1998 between the Company and Wachovia Bank National Association, formerly known as First Union National Bank (the “Trustee”).

In rendering our opinion, we have examined the following:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Indenture, as certified by the Secretary of the Company on November 30, 2005;

Federal Realty Investment Trust

November 30, 2005

(iv)	the Declaration of Trust of the Company, as amended and corrected, as certified by the Maryland State Department of Assessments and Taxation on November 21, 2005;

(v)	the Amended and Restated Bylaws, as amended, of the Company, as certified by the Secretary of the Company on November 30, 2005;

(vi)	the form of Notes;

(vii)	resolutions of the Board of Trustees of the Company adopted at a special meeting of the Board held on September 2, 1998, approving the Indenture, as certified by the Secretary of the Company on November 30, 2005;

(viii)	resolutions of the Board of Trustees of the Company adopted at a special meeting of the Board held on October 29, 2002, approving the Registration Statement, as certified by the Secretary of the Company on November 30, 2005;

(ix)	resolutions of the Board of Trustees of the Company adopted at a special meeting of the Board held on February 13, 2004, ratifying the Indenture, as certified by the Secretary of the Company on November 30, 2005;

(x)	resolutions of the Board of Trustees of the Company adopted at a special meeting of the Board held on November 22, 2005, approving the offering of the Notes, as certified by the Secretary of the Company on November 30, 2005;

(xi)	resolutions of the Pricing Committee of the Board of Trustees of the Company adopted by written consent in lieu of a meeting of the Pricing Committee on November 29, 2005, as certified by the Secretary of the Company on November 30, 2005;

(xii)	a certificate of an officer of the Company dated as of the date hereof; and

(xiii)	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

Federal Realty Investment Trust

November 30, 2005

The documents referred to in clauses (vii) through (x) are collectively referred to as the “Resolutions.” In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of any Notes pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Notes or the validity of the Notes.

We have also assumed that the offering, sale and delivery of the Notes, and compliance by the Company with the rights, powers, privileges and preferences and other terms of the Notes will not at the time of such offering, sale and delivery violate or conflict with (i) the Declaration of Trust, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company.

Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms when duly executed and delivered by the Company against payment therefor and countersigned or authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers of the Notes in the manner contemplated by the Underwriting Agreement.

The opinion above with respect to the enforceability of obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law). Such opinions shall be understood to mean only that if there is a default in

Federal Realty Investment Trust

November 30, 2005

performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the previous sentence, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

This opinion is limited to the laws of the United States, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York), in each case excluding choice of law provisions thereof. We render no opinions with respect to the law of any other jurisdiction. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Prospectus to the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP
PILLSBURY WINTHROP SHAW PITTMAN LLP